NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces First Quarter Fiscal 2012 Results

Q1 Highlights

•	Net sales of $28.7 million increased 3% over the prior year comparable quarter.

•	Income from continuing operations increased 76% to nearly $2.2 million, or $.68 per diluted share, compared to prior year income from continuing operations of $1.2 million, or $.39 per diluted share.

•	Cash balances increased by $5.1 million during the first quarter to $26.0 million as of April 1, 2012.

Menomonee Falls, Wis., May 9, 2012 -- Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today reported the results of its first quarter of fiscal year 2012, ended April 1, 2012.

First Quarter Results

In the first quarter of fiscal 2012, Magnetek recorded revenue of $28.7 million, a 3% increase from the prior year quarter. The increase in sales from the prior year quarter reflects sales growth of products for material handling and mining markets, partially offset by lower sales of wind power inverters. As a result of the increased sales volume and a favorable shift in the Company's sales mix, first quarter earnings per share from continuing operations increased 74% to $.68 per share compared to prior year earnings from continuing operations of $.39 per share.
“We're very pleased with the performance of our business during the first quarter, highlighted by significant year-over-year increases in gross profit and income from operations. Conditions in most of our end markets remained favorable during the first quarter, particularly on the industrial side of our business. We capitalized on that during the quarter, growing sales into material handling markets 32% year-over-year to more than $18 million, while sales into mining markets increased 36% over last year to more than $2.7 million,” said Peter McCormick, Magnetek's president and chief executive officer. “Over the past several quarters, we've demonstrated our ability to outpace overall economic growth rates, and we believe we can continue to do so with our continuing focus on market share gains, new product introductions, and new market penetration,” said Mr. McCormick.
Gross profit amounted to $10.6 million (37.0% of sales) in the first quarter of 2012 versus $8.7 million (31.4% of sales) in the same period a year ago. The increase in gross profit and gross margin was mainly due to higher sales volume of products with material handling and mining applications, improved margins in the Company's elevator products due to new product introductions and cost reduction actions, and increased wind power inverter margins from pricing actions and service revenues.
Total operating expenses, consisting of research and development, pension expense and selling, general and administrative costs, were $8.2 million in the first quarter of 2012, compared to $7.3 million in the prior year period. Compared to the prior year, most of the increase in operating expenses was due to higher sales and marketing expenses, from both volume-related selling expenses and increased payroll-related costs.
Income from continuing operations after provision for income taxes in the first quarter was $2.2 million, or $.68 per diluted share, compared to after-tax income from continuing operations of $1.2 million, or $.39 per diluted share, in the same period last year.
First quarter results of discontinued operations include income of $5.0 million from a settlement agreement entered into between the Company and Kirkland and Ellis, LLP to resolve a legal matter. Including the results of discontinued operations, the Company recorded net income of $2.14 per diluted share in the first quarter of 2012 versus net income of $.30 per diluted share in the same period of 2011.
Unrestricted cash balances increased by $5.1 million during the first quarter to $25.7 million at April 1, 2012, reflecting continued strong operating results, proceeds from the settlement agreement, and the impact of the Company's pension funding waiver. As a result of the funding waiver, the Company did not make any contributions to its defined benefit pension plan during the first quarter of 2012.

Operations and Outlook

Total first quarter 2012 bookings were $28.4 million, resulting in a book-to-bill ratio for the quarter of 99%. Total Company order backlog was $17.7 million at April 1, 2012.
“Demand levels remain healthy in our traditional served industrial markets, particularly for products with material handling applications, where first quarter bookings were $19.3 million. At the same time, softness in incoming orders in renewable energy markets negatively impacted our book-to-bill ratio for the quarter,” said Mr. McCormick. “Our total company growth rate is moderating, due in part to a shift in our sales mix, as growing sales into served industrial markets are being offset by declining renewable energy sales. We continue to aggressively market our utility-scale solar inverter to try to grow our renewable energy sales, as wind inverter sales are expected to continue to decline. At the same time, we've been executing well with other initiatives, growing the remainder of our business through a combination of market share gains, introduction of new products, and entry into new markets,” continued Mr. McCormick. “A couple of growth areas worth highlighting from the first quarter were automation sales, which increased by $1 million to $1.2 million in the quarter, and sales of our wireless radio control products, which increased over 40% year-over-year in the first quarter,” continued Mr. McCormick. “In summary, our business continues to have solid near-term momentum, and we're continuing to make steady progress toward our stated growth and profitability objectives,” concluded Mr. McCormick.
Historically the Company's June quarter has been seasonally stronger from a sales standpoint, particularly in material handling markets. Accordingly, given firm demand in many of the Company's served markets to date in fiscal 2012, the Company currently expects a moderate sequential increase in its sales for the second quarter of 2012 from the recently completed first quarter. Operating profit for the second quarter of fiscal 2012 is also expected to increase moderately sequentially, mainly due to the expected increase in sales volume.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will host a conference call to discuss Magnetek's first quarter 2012 results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of
Magnetek's website www.magnetek.com for at least ninety days. A replay of the call also will be available through May 16, 2012, by phoning 617-801-6888 (passcode # 67067199).

Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending July 1, 2012, and its fiscal year 2012. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company's financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company's public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)
	(13 weeks)	(13 weeks)
	April 1,	April 3,
Results of Operations:	2012	2011
Net sales	$28,725	$27,831
Cost of sales	18,084	19,087
Gross profit	10,641	8,744
Operating expenses:
Research and development	990	1,117
Pension expense	1,675	1,594
Selling, general and administrative	5,525	4,551
Total operating expenses	8,190	7,262
Income from continuing operations before
provision for income taxes	2,451	1,482
Provision for income taxes	276	241
Income from continuing operations	2,175	1,241
Income (loss) from discontinued operations	4,706	(270)
Net income	$6,881	$971

Earnings per common share - basic:
Income from continuing operations	$0.69	$0.40
Income (loss) from discontinued operations	$1.49	$(0.09)
Net income per common share	$2.18	$0.31

Earnings per common share - diluted:
Income from continuing operations	$0.68	$0.39
Income (loss) from discontinued operations	$1.46	$(0.09)
Net income per common share	$2.14	$0.30

Weighted average shares outstanding:
Basic	3,162	3,133
Diluted	3,222	3,186

	Three months ended
	(Unaudited)
	April 1,	April 3,
Other Data:	2012	2011
Depreciation expense	$216	$254
Amortization expense	13	13
Capital expenditures	476	256

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands)

	April 1,
	2012	January 1,
	(unaudited)	2012
Cash	25,739	20,594
Restricted cash	262	262
Accounts receivable	17,064	16,739
Inventories	14,615	13,705
Prepaid and other current assets	564	932
Total current assets	58,244	52,232

Property, plant & equipment, net	4,250	3,986
Goodwill	30,485	30,465
Other assets	5,241	5,322

Total assets	$98,220	$92,005

Accounts payable	$12,233	$14,373
Accrued liabilities	5,701	6,504
Total current liabilities	17,934	20,877

Pension benefit obligations, net	97,783	98,108
Other long-term obligations	1,499	1,517
Deferred income taxes	7,478	7,248
Total liabilities	124,694	127,750

Common stock	32	32
Paid in capital in excess of par value	141,018	140,743
Retained earnings	8,214	1,333
Accumulated other comprehensive loss	(175,738)	(177,853)
Total stockholders' deficit	(26,474)	(35,745)

Total liabilities and stockholders' deficit	$98,220	$92,005